Exhibit 99.1

                        Wellsford Real Properties, Inc.
               535 Madison Avenue, 26th Floor, New York, NY 10022
                         212-383-3400  Fax 212-4217244

FOR IMMEDIATE RELEASE:


                         WELLSFORD REAL PROPERTIES, INC.
                   Announces Changes to the Board of Directors

NEW YORK, June 9, 2003--Wellsford Real Properties, Inc. (AMEX: "WRP") today announced that the stockholders elected Bonnie R. Cohen and Meyer "Sandy" Frucher as directors of WRP for a term expiring in three years at the 2006 annual stockholders meeting. Ms. Cohen is a new member of the board, whereas Mr. Frucher has been a director of WRP since June 2000. Ms. Cohen is a principal of BR Cohen and Associates, a consulting firm, and from 1998 to 2002 served as Under Secretary for Management of the U.S. Department of State. Mr. Frucher is the Chairman and Chief Executive Officer of the Philadelphia Stock Exchange.

Two directors, Martin Bernstein and Richard S. Frary, whose terms expired as of today, did not stand for re-election. Rodney F. Du Bois, former Vice Chairman of WRP, also retired from his role as director effective today; Mr. Du Bois' term would not have expired until the 2004 annual stockholder meeting.

Commenting on the changes to the Board, Jeffrey H. Lynford, Chairman and CEO of WRP stated "I am pleased that Bonnie Cohen and Sandy Frucher have been elected as members of our board. I would also like to thank Marty, Richard and Rod for their past efforts and wish them the best in their future endeavors."

Wellsford Real Properties Inc. is a real estate merchant banking firm organized in 1997 and headquartered in New York City which acquires, develops, finances and operates real estate properties and organizes and invests in private and public real estate companies.

Press Contact:  Mark P. Cantaluppi
                Wellsford Real Properties, Inc.
                Vice President, Chief Accounting Officer
                 & Director of Investor Relations
                (212) 838-3400